Exhibit 4.1(q)

August 14, 2008

Volt Information Sciences, Inc.

560 Lexington Avenue, 15th Floor

New York, NY 10022

Attention: Jack Egan

Re:

Credit Agreement dated as of February 28, 2008 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among Volt Information Sciences, Inc., a New York corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

Ladies and Gentlemen:

Reference is hereby made to the above-referenced Credit Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

You have informed the Lenders that you plan to sell the assets and operations of the Telephone Directory division of the Borrower and the related publishing operations of DataNational, Inc. and DataNational of Georgia, Inc. (such transaction, the “Data Directory Sale”). You have advised us that the net book value of the assets to be sold in the Data Directory Sale is approximately $12,000,000. You have also advised us that the Data Directory Sale will result in approximately $175,000,000 of proceeds and that you intend to invest a portion of those proceeds in Delta, in the form of either Intercompany Debt or an equity contribution in Delta, to allow Delta to repay existing Indebtedness (the “Delta Transaction”).

Section 8.05(e)(v) of the Credit Agreement permits the Borrower to make Dispositions so long as the aggregate net book value of all such Dispositions in any fiscal year of the Borrower does not exceed $5,000,000. As the Data Directory Sale will exceed this $5,000,000 limitation, you have requested that the Lenders waive the limitation in Section 8.05(e)(v) of the Credit Agreement as it relates to the Data Directory Sale.

Section 8.08 of the Credit Agreement prohibits transactions with Affiliates and Insiders. As the Delta Transaction will violate the probation in Section 8.08 of the Credit Agreement, you have requested that the Lenders waive the prohibition in Section 8.08 of the Credit Agreement as it relates to the Delta Transaction.

Section 8.02(f) of the Credit Agreement permits Intercompany Debt and Section 8.02(n) of the Credit Agreement permits other Investments in an amount not to exceed $10,000,000 in the aggregate at any time outstanding, in each case, subject to the terms of Section 8.17 of the Credit Agreement. Section 8.17 of the Credit Agreement prohibits any member of the Delta Group from incurring Intercompany Debt that is not Delta Approved Intercompany Debt or Delta Group Intercompany Debt. As the Intercompany Debt contemplated by the Delta Transaction does not constitute Delta Approved Intercompany Debt or Delta Group Intercompany Debt and the equity contribution contemplated by the Delta Transaction exceeds $10,000,000 in the aggregate, you have requested that the Lenders waive the limitations in Sections 8.02(f), 8.02(n) and 8.17 of the Credit Agreement as they relate to the Delta Transaction.

Section 8.03(c) of the Credit Agreement permits the creation, incursion, assumption or existence of Intercompany Debt to the extent the making of such credit extensions are permitted under Sections 8.02 and

8.17 of the Credit Agreement. As the Intercompany Debt contemplated by the Delta Transaction is not otherwise permitted under Sections 8.02 and 8.17 of the Credit Agreement, you have requested that the Lenders waive the limitation in Section 8.03(c) of the Credit Agreement as it relates to the Delta Transaction.

Subject to the conditions below, the Lenders hereby waive (a) the limitation in Section 8.05(e)(v) of the Credit Agreement that the aggregate net book value of all Dispositions in any fiscal year of the Borrower not exceed $5,000,000 for the Data Directory Sale, (b) the prohibition of entering transactions with an Affiliate in Section 8.08 of the Credit Agreement to allow the Delta Transaction, (c) the limitation on Investments in Section 8.02 of the Credit Agreement to permit the Intercompany Debt and/or equity contribution contemplated by the Delta Transaction, (d) the limitation on Intercompany Debt of the Delta Group in Section 8.17 of the Credit Agreement to permit the Intercompany Debt contemplated by the Delta Transaction and (e) the limitation on Indebtedness contained in Section 8.03(c) of the Credit Agreement to permit the Intercompany Debt contemplated by the Delta Transaction.

The waiver contained herein is a one-time waiver and is expressly limited to the purposes and matters set forth herein. Nothing contained herein shall constitute a waiver or modification of any other rights or remedies the Administrative Agent or any Lender may have under any Loan Document or applicable law. The Credit Agreement shall remain in full force and effect according to its terms (as modified by this letter).

This letter shall constitute a Loan Document and may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart by telecopy shall be as effective as an original. This letter shall become effective upon the Administrative Agent’s receipt of counterparts hereof duly executed by the Lenders and each of the Loan Parties.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

LENDERS:      BANK OF AMERICA, N.A.,

as a Lender, L/C Issuer and Swing Line Lender

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By:

Name:

Title:

ACCEPTED AND AGREED TO:

BORROWER:	VOLT INFORMATION SCIENCES, INC.,

a New York corporation

By:

Name:

Title:

GUARANTORS:	DATANATIONAL OF GEORGIA, INC.

a Georgia corporation

By:

Name:

Title:

DATANATIONAL, INC.

a Delaware corporation

By:

Name:

Title:

VOLT DIRECTORIES, S.A., LTD.

a Delaware corporation

By:

Name:

Title:

VMC CONSULTING CORPORATION

a Delaware corporation

By:

Name:

Title:

VOLT TELECOMMUNICATIONS GROUP, INC.

a Delaware corporation

By:

Name:

Title:

VOLT ORANGECA REAL ESTATE CORP.

a Delaware corporation

By:

Name:

Title:

NUCO I, LTD.

a Nevada corporation

By:

Name:

Title:

VOLT ASIA ENTERPRISES, LTD.

a Delaware corporation

By:

Name:

Title: